Free Writing Prospectus (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011, and the Product Supplement STOCK STR-1 dated October 20, 2011)	Filed Pursuant to Rule 433 Registration No. 333-169119

Subject to Completion

Preliminary Term Sheet dated February 23, 2012

The notes are being offered by Barclays Bank PLC (“Barclays”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-4 of this term sheet and beginning on page S-9 of product supplement STOCK STR-1. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.000	$
Underwriting discount (1)	$0.125	$
Proceeds, before expenses, to Barclays Bank PLC	$9.875	$

(1)

The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.975 per unit and $0.100 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.875 per unit and $0.000 per unit, respectively.

* Depending on the date the notes are priced for initial sale to the public (the “pricing date”), any reference in this term sheet to the month in which the pricing date, the settlement date, any Observation Date, or the maturity date will occur is subject to change.

Merrill Lynch & Co. March , 2012

Units

Strategic Accelerated Redemption Securities®

Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc., due April , 2013

$10 principal amount per unit

Term Sheet No.

Barclays Bank PLC

Strategic Accelerated Redemption Securities®

Pricing Date*March , 2012 Settlement Date*March , 2012 Maturity Date*April , 2013 CUSIP No.

The notes have a maturity of approximately one year, and are callable at approximately 6, 9 and 12 months after issuance

The notes will be called at $10 per unit plus a Call Premium if the price of the common stock of Freeport-McMoRan Copper & Gold Inc. (the “Underlying Stock”) on any Observation Date is equal to or greater than 100% of its Starting Value

The Call Premium will be between 8% and 10% if the notes are called on the first Observation Date, between 12% and 15% if the notes are called on the second Observation Date, and between 16% and 20% if the notes are called on the final Observation Date

1-to-1 downside loss if the notes are not called and the closing price of the Underlying Stock on the final Observation Date decreases below the Threshold Value, with up to 90% of the principal amount at risk

Payments on the notes are subject to the credit risk of Barclays Bank PLC

No periodic interest payments

No listing on any securities exchange

The notes are senior unsecured debt securities and are not deposit liabilities of Barclays Bank PLC. The notes are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc., due April , 2013

Summary

The Strategic Accelerated Redemption Securities® Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc., due April     , 2013 (the “notes”) are senior unsecured debt securities of Barclays Bank PLC. The notes are not guaranteed or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction, or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays.

The notes will be automatically called if the Observation Level of the common stock of Freeport-McMoRan Copper & Gold Inc. (the “Underlying Stock”) on any Observation Date after issuance is equal to or greater than the Call Level. If the notes are called, you will receive the applicable Call Amount on the applicable Call Settlement Date. If your notes are not called prior to maturity, the amount you receive on the maturity date will not be greater than the Original Offering Price per unit. If the Ending Value is less than the Threshold Value, the Redemption Amount will be based on the percentage decrease in the price of the Underlying Stock from the Starting Value to the Ending Value below the Threshold Value. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the notes. Investors also must be prepared to have us call their notes on any Observation Date.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK STR-1. Unless otherwise indicated or unless the context requires otherwise, all references in this term sheet to “we,” “us,” “our,” or similar references are to Barclays.

Terms of the Notes

Issuer:	Barclays Bank PLC (“Barclays”)
Original Offering Price:	$10.00 per unit
Term:	Approximately one year
Underlying Stock:	Common stock of Freeport-McMoRan Copper & Gold Inc. (the “Underlying Company”) (NYSE symbol: “FCX”)
Starting Value:	The Volume Weighted Average Price on the pricing date
Volume Weighted Average Price:

Absent a determination of manifest error, the volume weighted average price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Underlying Stock taking place from approximately 9:30 a.m. to 4:02 p.m. on all U.S. exchanges.

Ending Value:

The Observation Level on the final Observation Date. If a Market Disruption Event occurs or is continuing on the final Observation Date, the Ending Value will be determined as more fully described on page S-20 of product supplement STOCK STR-1.

Observation Level:	The Closing Market Price of one share of the Underlying Stock on any Observation Date, multiplied by the Price Multiplier.
Observation Dates:

September     , 2012, December      , 2012, and March     , 2013 (the final Observation Date). The Observation Dates will occur approximately six, nine, and twelve months after the pricing date.

The Observation Dates are subject to postponement in the event of Market Disruption Events, as described on page S-20 of product supplement STOCK STR-1.

Call Level:	100% of the Starting Value
Call Amounts (per Unit):

$10.80 - $11.00 if called on September     , 2012,

$11.20 - $11.50 if called on December     , 2012, and

$11.60 - $12.00 if called on March     , 2013.

The actual Call Amounts will be determined on the pricing date.

Call Premium:

8.00% - 10.00% of the Original Offering Price if called on the first Observation Date, 12.00% - 15.00% if called on the second Observation Date, and 16.00% - 20.00% if called on the final Observation Date. The actual Call Premiums will be determined on the pricing date.

Call Settlement Dates:

The fifth business day following an Observation Date, if the notes are called on that Observation Date, subject to postponement as described on page S-20 of product supplement STOCK STR-1; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.

Threshold Value:	90% of the Starting Value (rounded to two decimal places).
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Stock as described beginning on page S-24 of product supplement STOCK STR-1.
Joint Calculation Agents:	Barclays and MLPF&S
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.125 per unit as listed on the cover page and an additional charge of $0.050 per unit more fully described on page TS-5.

Redemption Amount Determination

Automatic Call Provision:

If on any Observation Date, the Observation Level is equal to or greater than the Call Level, the notes will be automatically called. If the notes are called, you will receive $10 per unit plus the applicable Call Premium.

Payment at Maturity:

If the notes are not called prior to the maturity date, you will receive the Redemption Amount per unit on the maturity date, calculated as follows:

Strategic Accelerated Redemption Securities®	TS-2

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc., due April , 2013

Hypothetical Payments

Set forth below are five hypothetical examples of payment calculations (rounded to two decimal places). These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Level, Call Premium, and term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These hypothetical examples are based on:

1) a Starting Value of 100.00;

2) a Threshold Value of 90.00, or 90% of the Starting Value;

3) a Call Level of 100.00, or 100% of the Starting Value;

4) a term of the notes of approximately one year, a term expected to be similar to that of the notes;

5) a Call Premium of 9% of the Original Offering Price if the notes are called on the first Observation Date, 13.50% if the notes are called on the second Observation Date, and 18% if the notes are called on the final Observation Date (the midpoint of the applicable Call Premium ranges); and

6) Observation Dates occurring approximately 6, 9 and 12 months after the pricing date.

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value of the Underlying Stock. For recent actual values of the Underlying Stock, see “The Underlying Stock” section below, beginning on page TS-6.

Notes Are Called on an Observation Date

The notes will be called at $10.00 plus the applicable Call Premium on one of the Observation Dates if the Observation Level is equal to or greater than the Call Level.

Example 1 — The Observation Level on the first Observation Date is 110.00, therefore the notes will be called at $10.00 plus the applicable Call Premium of $0.90, or $10.90 per unit.

Example 2 — The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the applicable Call Premium of $1.35, or $11.35 per unit.

Example 3 — The Observation Level on the first and second Observation Dates are below the Call Level, but the Observation Level on the third and final Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the applicable Call Premium of $1.80, or $11.80 per unit.

Notes Are Not Called on Any Observation Date

Example 4 — The notes are not called on any of the Observation Dates and the Ending Value is 97.00, which is greater than the Threshold Value of 90.00. Therefore, the Redemption Amount per unit will be $10.00.

Example 5 — The notes are not called on any of the Observation Dates and the Ending Value is less than the Threshold Value, which is 90.00. The Redemption Amount will be less, and possibly significantly less, than the Original Offering Price per unit. For example, if the Ending Value is 85.00, the Redemption Amount will be:

$10 +	[	$10 ×	(85.00 – 90.00)	]	= $9.50 per unit
100.00

Summary of the Hypothetical Examples

	Notes Are Called on an Observation Date			Notes Are Not Called on Any Observation Date
	Example 1 First Observation Date	Example 2 Second Observation Date	Example 3 Final Observation Date	Example 4 Final Observation Date	Example 5 Final Observation Date
Starting Value	100.00	100.00	100.00	100.00	100.00
Call Level	100.00	100.00	100.00	100.00	100.00
Threshold Value	90.00	90.00	90.00	90.00	90.00
Observation Level	110.00	105.00	105.00	97.00	85.00
Total Return of the Underlying Stock*	11.47%	7.18%	7.92%	-0.08%	-12.08%
Return of the Notes	9.00%	13.50%	18.00%	0.00%	-5.00%
Redemption Amount per Unit	$10.90	$11.35	$11.80	$10.00	$9.50

*	The total return of the Underlying Stock assumes:

(a)	a percentage change in the price of the Underlying Stock that equals the percentage change in the price of the Underlying Stock from the Starting Value to the Observation Level or Ending Value, as applicable;

(b)	a constant dividend yield of 2.83% per annum; and

(c)	no transaction fees or expenses.

Strategic Accelerated Redemption Securities®	TS-3

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc., due April , 2013

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-9 of product supplement STOCK STR-1 and page S-6 of the Series A MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not called prior to maturity, your investment will result in a loss if the Ending Level is less than the Threshold Level; there is no guaranteed return of principal.

▪	Your return, if any, is limited to the return represented by the applicable Call Premium.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return may be less than the return on a comparable investment directly in the Underlying Stock.

▪	You must rely on your own evaluation of the merits of an investment linked to the Underlying Stock.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the market value of the notes.

▪

The costs of developing, hedging, and distributing the notes described on page TS-5 are reflected in the public offering price, and will not be reflected in secondary market prices. As a result, the price at which you may sell the notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs.

▪	A trading market is not expected to develop for the notes. We, MLPF&S, and our respective affiliates are not obligated to make a market for, or to repurchase, the notes.

▪	The amount that you receive at maturity or upon a call will not be affected by all developments relating to the Underlying Stock.

▪

The Underlying Company will have no obligations relating to the notes, and neither we nor MLPF&S will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

▪	You will have no rights of a holder of the Underlying Stock, and you will not be entitled to receive shares of the Underlying Stock or dividends or other distributions of the Underlying Company.

▪

Although we, MLPF&S or our respective affiliates may from time to time own securities of the Underlying Company, we do not control the Underlying Company, and are not responsible for any disclosure made by the Underlying Company.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Purchases and sales by us, MLPF&S, and our respective affiliates of shares of the Underlying Stock may affect your return.

▪	Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you.

▪	Our hedging activities, and those of MLPF&S, may affect your return on the notes and their market value.

▪	Our business activities, and those of MLPF&S, relating to the Underlying Company may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent.

▪

The payments on the notes will not be adjusted for all corporate events that could affect the Underlying Stock. See “Description of the Notes—Anti-Dilution Adjustments” beginning on page S-24 of product supplement STOCK STR-1.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Material U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-34 of product supplement STOCK STR-1.

Strategic Accelerated Redemption Securities®	TS-4

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc., due April , 2013

Investor Considerations

You may wish to consider an investment in the notes if:

▪

You anticipate that the Observation Level of the Underlying Stock will be equal to or greater than the Call Level on any Observation Date and in that case you seek an early exit prior to maturity at a premium.

▪

You are willing to receive a pre-determined return on your investment, capped at the applicable Call Premium, in case the notes are called, regardless of the performance of the Underlying Stock from the Starting Value to the date on which the notes are called.

▪	You are willing to accept that the notes may not be called prior to the maturity date, in which case your return on your investment will be equal to or less than the Original Offering Price per unit.

▪	You accept that your investment will result in a loss, which could be significant, if the Ending Value of the Underlying Stock is below the Threshold Value on the final Observation Date.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Underlying Stock with no expectation of receiving dividends or other benefits of owning shares of the Underlying Stock.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payment on which depends on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪	You wish to make an investment in notes that cannot be automatically called prior to maturity.

▪	You anticipate that the price of the Underlying Stock will decrease from the Starting Value to the Ending Value.

▪	You anticipate that the Observation Level will be less than the Call Level on any Observation Date.

▪	You seek a return on your investment that will not be capped at the applicable Call Premium.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the Underlying Stock.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Supplement to the Plan of Distribution; Role of MLPF&S

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S will participate as selling agent in the distribution of the notes. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.050 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the notes. Actual profits or losses from hedging transactions may be more or less than this amount. In entering into hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of its subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors—General Risks Relating to the Notes” beginning on page S-9 and “Use of Proceeds” on page S-18 of product supplement STOCK STR-1.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions. The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

Strategic Accelerated Redemption Securities®	TS-5

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc., due April , 2013

The Underlying Stock

We have derived the following information from publicly available documents published by the Underlying Company. We make no representation or warranty as to the accuracy or completeness of the following information. The Underlying Company has stated in its filings with the SEC that, through its subsidiary, it is a copper, gold and molybdenum mining company. It primarily mines for copper and owns mining interests in Chile and Indonesia. Through a subsidiary, the Underlying Company is also involved in smelting and refining of copper concentrates.

Because the Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to SEC CIK number 831259.

Although we and our affiliates may hold securities of the Underlying Company from time to time, we do not control the Underlying Company. The Underlying Company will have no obligations with respect to the notes. This term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. Neither we nor any of our affiliates have participated or will participate in the preparation of the Underlying Company’s publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes. Information from outside sources is not incorporated by reference in, and should not be considered part of, this term sheet or any accompanying prospectus, prospectus supplement or product supplement.

The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock. None of us, MLPF&S or any of our respective affiliates make any representation to you as to the performance of the Underlying Stock.

The Underlying Stock trades on the New York Stock Exchange under the symbol “FCX.”

Historical Data

The following table sets forth the high and low closing prices of the shares of the Underlying Stock from the first quarter of 2007 through February 16, 2012. The closing prices listed below were obtained from publicly available information at Bloomberg L.P. without independent verification, rounded to two decimal places. We make no representation or warranty as to the accuracy or completeness of the information from Bloomberg L.P. The historical closing prices of shares of the Underlying Stock should not be taken as an indication of its future performance, and we cannot assure you that the price per share of the Underlying Stock will not decrease from the Starting Value to an Ending Value that is less than the Threshold Value. In addition, we cannot assure you that the price per share of the Underlying Stock will increase so that the notes will be automatically called on any Observation Date.

		High ($)	Low ($)
2007	First Quarter	33.10	25.25
	Second Quarter	42.21	33.37
	Third Quarter	54.34	36.54
	Fourth Quarter	58.93	44.64

2008	First Quarter	53.29	38.58
	Second Quarter	62.93	48.82
	Third Quarter	57.78	26.61
	Fourth Quarter	26.48	8.40

2009	First Quarter	21.53	11.07
	Second Quarter	30.21	19.14
	Third Quarter	36.58	22.50
	Fourth Quarter	43.66	32.70

2010	First Quarter	44.05	33.35
	Second Quarter	43.67	29.33
	Third Quarter	43.52	29.09
	Fourth Quarter	60.05	43.62

2011	First Quarter	60.92	47.79
	Second Quarter	57.44	46.83
	Third Quarter	56.30	30.45
	Fourth Quarter	42.80	29.87

2012	First Quarter (through February 16, 2012)	46.73	38.87

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Strategic Accelerated Redemption Securities®	TS-6

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc., due April , 2013

Material U.S. Federal Income Taxation Considerations

The material tax consequences of your investment in the notes are summarized below. The discussion below supplements the discussions under “U.S. Federal Income Tax Summary”, beginning on page S-34 of product supplement STOCK STR-1, and “Certain U.S. Federal Income Tax Considerations”, beginning on page S-132 of the Series A MTN prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in product supplement STOCK STR-1) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement STOCK STR-1 (for example, if you did not purchase your notes in the initial issuance of the notes).

The U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different than described below. Pursuant to the terms of the notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your notes as a pre-paid cash-settled executory contract with respect to the Underlying Stock. If your notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your notes in the manner described above. This opinion assumes that the description of the terms of the notes in this term sheet is materially correct.

As discussed further in product supplement STOCK STR-1, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the notes, possibly with retroactive effect. Other alternative treatments for your notes may also be possible under current law. For example, it is possible that your notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Underlying Stock that is issued by you to us. For a discussion of the tax considerations applicable to this alternative treatment, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement.

For a further discussion of the tax treatment of your notes as well as other possible alternative characterizations, please see the discussions under “U.S. Federal Income Tax Summary” in product supplement STOCK STR-1, and “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the Series A MTN prospectus supplement. For additional, important considerations related to tax risks associated with investing in the notes, you should also examine the discussion in “Risk Factors—General Risks Relating to the Notes—Significant aspects of the U.S. federal income tax treatment of the notes are uncertain” beginning on page S-15 of product supplement STOCK STR-1. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

Non-U.S. Holders. The Treasury Department has issued proposed regulations under Section 871 of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). You could also be required to make certifications prior to, or upon the sale, redemption or maturity of the notes in order to avoid or minimize withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the notes when these regulations are finalized.

Strategic Accelerated Redemption Securities®	TS-7

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc., due April , 2013

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STOCK STR-1 dated October 20, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511275626/d245375d424b2.htm

▪	Series A MTN prospectus supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

▪	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 312070.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

Strategic Accelerated Redemption Securities®	TS-8